ARTICLES OF TRANSFER


        Capstone Cashman Farrell Value Fund, Inc. (the "Transferor"), a Maryland corporation having its principal office at 1100 Milam Street, Suite 3500, Houston, Texas, and CoreFunds, Inc., a Maryland corporation having its principal place of business at 680 East Swedesford Road, Wayne, Pennsylvania 19087, on behalf of its portfolio, CoreFund Value Equity Fund (the "Transferee"), hereby certify to the Department of Assessments and Taxation of the State of Maryland that:

        FIRST: The Transferor hereby agrees to transfer all or substantially all of its assets to the Transferee.

        SECOND: Said transaction shall consist of the following: (i) the transfer by the Transferor to the Transferee of all or substantially all of its assets in exchange solely for consideration consisting of Series B shares of the Transferee's common stock, par value $.001 per share; (ii) the assumption by the Transferee of all liabilities of the Transferor; (iii) the pro rata distribution of shares of the Transferee's common stock to the Transferor's shareholders in complete liquidation of Transferor; and (iv) the subsequent termination of the Transferor.

        THIRD: The number of full and fractional shares of common stock of the Transferee to be issued to the Transferor's shareholders will be determined by dividing the value of the Transferor's net assets as of 4:00 p.m. Eastern Time on November 26, 1993, (the "Closing Date") by the net asset value of one share of the Transferee's shares of common stock as of 4:00 p.m. on the Closing Date.


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        FOURTH: The assets of the Transferor to be acquired by the Transferee pursuant to the transaction shall consist of all property owned by the Transferor including, without limitation, all cash, cash equivalents, securities, claims and receivables (including dividend and interest receivables) owned by the Transferor, and any deferred or prepaid expenses shown as an asset on the books of the Transferor as of the close of business on the Closing Date, and all good will, all other intangible property and all books and records belonging to the Transferor.

        FIFTH: Neither the Transferor nor the Transferee has a principal office in the State of Maryland. Neither the Transferor nor the Transferee owns any interest in land in the State of Maryland.

        SIXTH: The terms and conditions of the subject transaction have been advised, authorized and approved by the board of directors and stockholders of the Transferor and by the board of directors of CoreFunds, Inc. on behalf of the Transferee in the manner required by their respective charters and in accordance with the laws of the State of Maryland, as follows:

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        (a) The Board of Directors of CoreFunds, Inc., on behalf of the
Transferee, at a meeting held September 9, 1993, unanimously adopted resolutions declaring that the terms and conditions of the transaction described herein were advisable.

        (b) The Board of Directors of the Transferor, at a meeting held July 16, 1993, unanimously adopted resolutions declaring that the terms and conditions of the transaction described herein were advisable and directing that the transaction be submitted for consideration by stockholders.

        (c) The holders of a majority of the outstanding shares of the Transferor voted to approve the transaction at a meeting held November 2, 1993, as required by the Transferor's Articles of Incorporation and applicable Maryland law.

        SEVENTH: Upon acceptance for record of these Articles, the transfer is to be effective at 5:00 p.m. on November 26, 1993.

                                      -3-

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        IN WITNESS WHEREOF: Capstone Cashman Farrell Value Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Vice President on November 19, 1993, and CoreFunds, Inc., on behalf of CoreFund Value Equity Fund, has caused these presents to be signed in its name and on its behalf by its President and attested to by its Vice
President on November 19, 1993.


                                      -4-

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        IN WITNESS WHEREOF, these Articles of Transfer have been executed by or on behalf of each party on November 19, 1993. Each person executing these Articles of Transfer on behalf of the Transferor and Transferee acknowledges them to be the act of the entity on behalf of which he has executed them and certifies, under the penalties of perjury, that to the best of his or her knowledge, information and belief, all matters and facts set forth herein with respect to the authorization and approval of these Articles are true in all material respects, under penalties of perjury.

ATTEST:                                   CAPSTONE CASHMAN FARRELL VALUE
                                          FUND, INC.


By: /s/ Gerald T. Hofmann                 By: /s/ James S. Jondan
   ---------------------------------         ---------------------------------
Name: Gerald T. Hofmann                   Name: James S. Jondan
     -------------------------------           -------------------------------
Title: Vice President and                 Title: President
       Assistant Secretary                      ------------------------------
     -------------------------------

ATTEST:                                   COREFUNDS, INC.
                                          on behalf of CoreFund Value Equity
                                          Fund

By: /s/ Ann T. Toll                       By: /s/ Robert A. Nesher
-------------------------------------        ---------------------------------
Name: Ann T. Toll                         Name: Robert A. Nesher
     --------------------------------          -------------------------------
Title: Assistant Secretary                Title: President
      -------------------------------           ------------------------------

By: /s/ T. M. Messina
   ----------------------------------
Name: T. M. Messina
     --------------------------------
Title: Vice President
     --------------------------------